UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2018

Commercial Metals Company

(Exact name of registrant as specified in its charter)

Delaware	1-4304	75-0725338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(214) 689-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Closing of Note Offering; Supplemental Indenture

On May 3, 2018, Commercial Metals Company (the “Company”) completed the issuance and sale of $350.0 million aggregate principal amount of 5.750% Senior Notes due 2026 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act.

The Notes were issued under an indenture, dated as of May 6, 2013 (the “2013 Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the third supplemental indenture, dated as of May 3, 2018 (the “Third Supplemental Indenture” and, together with the 2013 Base Indenture, the “2018 Notes Indenture”), between the Company and the Trustee.

The Notes are senior, unsecured obligations of the Company, and the Notes accrue interest at a fixed rate per annum equal to 5.750%. Interest on the Notes is payable on April 15 and October 15 of each year, beginning on October 15, 2018, to the persons in whose names such Notes are registered at the close of business on the preceding April 1 or October 1, as the case may be. The Notes mature on April 15, 2026, unless earlier repurchased or redeemed. None of the Company’s subsidiaries are guarantors of the Notes nor are they guarantors of any of the Company’s other outstanding notes.

Prior to April 15, 2021, the Company will have the option to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus an applicable premium and accrued and unpaid interest, if any, to, but excluding, the date of redemption. Additionally, on or after April 15, 2021, the Company may redeem some or all of the Notes at the redemption prices set forth in the Third Supplemental Indenture, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. Prior to April 15, 2021, and subject to certain limitations, the Company may redeem up to 40% of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 105.750% of the principal amount of each note to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

In addition, if the Company’s previously announced acquisition of certain assets of the business, and certain outstanding common stock, belonging directly or indirectly to GNA Financing, Inc., a Delaware corporation, or certain of its subsidiaries and affiliates (the “Acquisition”), does not close on or before March 29, 2019, or if the acquisition agreement is terminated prior to such date, the Company will have the right, but not the obligation, to redeem all of the outstanding Notes at a redemption price equal to 100% of the initial offering price of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption.

Under certain change of control triggering events, holders of the Notes will have the right to require the Company to repurchase all or any part of the Notes at a repurchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. Within 30 days following any change of control triggering event or, at the Company’s option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the Notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed.

The 2018 Notes Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants and warranties in the 2018 Indenture and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the Trustee or holders of not less than 25% in principal amount of the then outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately.

The net proceeds from the offering of the Notes were approximately $344.0 million, after deducting discounts, commissions and estimated offering expenses. The Company expects to use the net proceeds from the offering of the Notes, together with the proceeds from the incurrence of a new term loan under the Company’s existing credit agreement and cash on hand, to fund the purchase price for the Acquisition and to pay the fees and expenses related thereto.

The foregoing description of the 2018 Notes Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Third Supplemental Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein, and the form of the Notes, which is filed as Exhibit 4.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Registration Rights Agreement

In connection with the offering of the Notes, the Company entered into a Registration Rights Agreement, dated May 3, 2018 (the “Registration Rights Agreement”), with Merrill Lynch, Citigroup Global Markets Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC, which provides the holders of the Notes certain rights relating to the registration of the Notes under the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to conduct a registered exchange offer for the Notes and in certain circumstances to file and cause to become effective a shelf registration statement providing for the resale of the Notes. If the Company fails to comply with certain obligations under the Registration Rights Agreement, it will be required to pay liquidated damages in the form of additional interest to holders of the Notes.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Other Information

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes were offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to persons outside the United States in accordance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Closing of Note Offering; Supplemental Indenture” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 8.01. Other Events.

As previously disclosed, on December 29, 2017, the Company entered into a Commitment Letter with Bank of America, Merrill Lynch and certain other commitment parties named therein (the “Commitment Parties”), pursuant to which the Commitment Parties agreed to provide the Company with a senior secured term loan B facility in the aggregate principal amount of up to $600.0 million (the “Term Loan B Facility”) to fund all or a portion of the purchase price for the Acquisition and pay certain fees and expenses in connection therewith. The total commitments under the Term Loan B Facility were subsequently reduced from $600.0 million to $400.0 million in connection with the Company’s entry into its Joinder Agreement and Fifth Amendment to the Credit Agreement on February 21, 2018. Following the completion of the offering of the Notes, the Company and the Commitment Parties jointly terminated the commitment letter governing the Term Loan B Facility, and, as a result, the Commitment Parties are no longer obligated to lend any amounts under the Term Loan B Facility to the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Third Supplemental Indenture, dated May 3, 2018, by and among Commercial Metals Company and U.S. Bank National Association, as trustee.

4.2	Form of 5.750% Senior Note due 2026.

10.1	Registration Rights Agreement, dated May 3, 2018, by and among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., PNC Capital Markets LLC and Wells Fargo Securities, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: May 3, 2018	By:	/s/ Mary Lindsey
	Name: Title:	Mary Lindsey Senior Vice President and Chief Financial Officer